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EXHIBIT 4.2


          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                           CONVERTIBLE PROMISSORY NOTE

Number: 2005-1                                                   March 17, 2005
$1,575,000                                                   New York, New York

         FOR VALUE RECEIVED, the undersigned, Surge Global Energy, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Mark C. Fritz (or his assigns, the "Holder"), at the Holder's principal office or such other address as the Holder of this note (this "Note") shall designate from time to time in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Five Hundred Seventy Five Thousand dollars ($1,575,000) on the Maturity Date, together with interest thereon at the rate of 6% per annum, unless this Note is sooner converted as provided herein.

         1. DOCUMENTS . This Note is delivered in connection with that certain Note and Warrant Agreement dated as of March 17, 2005 (the "Agreement"), by and among the Company and the Holder. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

         2. MATURITY

                  (a) Subject to Section 4 hereof, the unpaid principal amount (the "Principal Amount"), shall be due the sooner of (i) 1 year; or (ii) 30 days after the Company completes a financing in excess of $5,000,000 (the "Maturity Date"). The terms and conditions in this Note regarding conversion of this Note shall apply before, on and after the Maturity Date including, but not limited to, after an Event of Default (as defined in Section 4 below).

         3. CONVERSION OF THE NOTE.

                  (a) OPTIONAL CONVERSION BY HOLDER. At any time, the Principal Amount on each Note outstanding on such date may be converted into restricted shares of Common Stock of the Company at a conversion price of $2.25 per share (the "Conversion Price"), as adjusted pursuant to Section 3(e) below.




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                  (b) DELIVERY. Immediately following (and in no event more than ten (10) business days after) the conversion of the Note, the Company shall deliver, or shall cause to be delivered, to the Holder a certificate or certificates representing the number of shares of the Company's capital stock (the "Conversion Shares") issuable by reason of such conversion in the name of the Holder concurrently with the delivery of the Note by the Holder to the Company.

                  (c) NO CHARGE. The issuance of such stock certificates upon conversion of the Note shall be made without charge to the Holder of such Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Conversion Shares. Upon the conversion of the Note, the Company shall take all such actions as are necessary in order to insure that the Conversion Shares issuable with respect to such conversion shall be validly issued and fully paid and non assessable and free from all liens, claims, encumbrances and restrictions created through any person other than the Holder and free of preemptive rights and restrictions on transfer and issued in compliance with all applicable federal and state securities laws. The Company shall use its reasonable best efforts to obtain all authorizations, exemptions and consents from any public regulating body having jurisdiction thereof and from any other person or entity as may be necessary to enable the Company to perform its obligations.

                  (d) RESERVATION FOR ISSUANCE. All Conversion Shares which are so issuable shall, when issued, be duly authorized and validly issued and fully paid and non assessable and free from all liens, claims, encumbrances and restrictions created by or through the Company, free of preemptive rights and restrictions on transfer and issued in compliance with all applicable federal and state securities laws. The Company shall take all such actions as may be reasonably necessary to assure that all such Conversion Shares may be issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which any shares of the capital stock of the Company may be listed.

                   (e) ADJUSTMENT OF CONVERSION PRICE. In the event of changes in the outstanding Common Stock of the Corporation by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like prior to any conversion of this Note, the Conversion Price shall be correspondingly adjusted to give the Holder the total number, class, and kind of shares as the Holder would have owned had the Conversion occurred immediately prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

                  (f) NO FRACTIONAL SHARE. In lieu of issuing any fractional share resulting from conversion of this Note, the Company instead will pay the Holder in cash the fair market value of such fractional share.

         4. DEFAULT. Notwithstanding anything to the contrary contained herein, if any of the following conditions or events (each, an "Event of Default" and collectively, the "Events of Default") shall occur and be continuing:

                  (a) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or (2) an involuntary case is commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in which a decree or order of a court having jurisdiction in the premises for the appointment of a receiver shall have been entered and continues for sixty (60) days unless dismissed, bonded, stayed, vacated or discharged; or

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                  (b) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The
Company shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, or shall consent to the appointment of or taking possession by a receiver for all or a substantial part of its property; or the making by the Company of any assignment for the benefit of creditors; or in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary; or

                  (c) FAILURE TO PAY UPON DEMAND. The Company fails to pay the Principal Amount within ninety (90) days after receiving a written demand for payment of Note after the Maturity Date.

THEN, upon the occurrence of any Event of Default described in this Section 4,
(a) the Holder may, by notice to the Company, declare the Principal Amount to be forthwith due and payable in cash, and (b) the Holder may exercise any or all rights and remedies available to it hereunder or under applicable law or otherwise.

         5. PRESENTMENT; DEMAND. The Company hereby waives any right to presentment, demand, protest or notice of dishonor and protest of this Note and any other notice, and any set-off against sums due and payable under this Note that the Company may have or claim to have against any Holder of this Note.

         6. TRANSFERABILITY. No transfer of this Note, any of the rights contained herein or any of the Conversion Shares issued upon any conversion hereof, may be effected unless a registration under the Securities Act is effective therefor or an opinion is obtained from counsel for the Holder acceptable to Company, or from Company's counsel, at the sole expense of the Holder, to the effect that such registration is not required, or if Company consents thereto. Any transfer, attempted transfer or other disposition in violation of the foregoing restriction shall be deemed null and void and of no binding effect. The Company shall be entitled to obtain, as a condition precedent to its issuance of any certificates representing the Conversion Shares upon any conversion hereof, a letter or other instrument from the Holder respecting such covenants, representations or warranties by such Holder as reasonably deemed necessary by Company to effect its compliance with the requirements of then applicable federal and/or state securities laws.

         8. LEGEND. The Conversion Shares shall bear the following legend:

                  "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH OTHER APPLICABLE LAWS, UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

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         9. GOVERNING LAW. This Note shall be governed by and construed under the laws of the State of New York applied to contracts between residents of said State and executed and wholly performed in said State.

         10. NOTICES. Except as otherwise expressly provided herein, any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given or delivered (as the case may be) upon personal delivery (professional courier permissible) by facsimile (with written confirmation of receipt) or when mailed by registered or certified United States mail, three (3) business days after deposit in the United States mail. Such notice may be personally delivered or sent to the following address: (a) if to the Holder, to __________________________, Facsimile (___) ___-_____, Attention: ________ or to
such other address which the Holder shall have given notice pursuant hereto to the Company, or, (b) if to the Company, to Surge Global Energy, Inc., Facsimile:
(____) _______, Attention: Chief Executive Officer, or to such other address of which the Company shall have given notice pursuant hereto with a copy to Darrin
M. Ocasio, Sichenzia Ross Friedman Ference LLP, Facsimile: 212-930-9725.

         11. AMENDMENTS. Any term of this Note may be amended only with the written consent of the Company and the Holder.

         12. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         13. ATTORNEYS' FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Note the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

         14. ARBITRATION. In the event of any dispute between the Company and the Holder with respect to any of the provisions of this Note, the Company and the Holder agree to submit such dispute to binding arbitration before a single arbitrator reasonably acceptable to the Company and the Holder, conducted in New York, New York pursuant to the commercial rules of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding upon the Company and the Holder. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fees of the American Arbitration Association, and the expenses, including reasonable fees, costs and disbursements of counsel, incurred by the prevailing party.

         15. ASSIGNMENT. The Company may not assign or otherwise transfer its rights or obligations under this Note without the prior written consent of the Holder.

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         The undersigned has executed this Convertible Promissory Note as of the date set forth above.

                                        SURGE GLOBAL ENERGY, INC., a Delaware
                                        corporation


                                        By: /s/ David Perez
                                            ------------------------------------
                                        Name: David Perez
                                        Title: Chief Operating Officer


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